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                                                                   July 24, 2000

inTEST Corporation
2 Pin Oak Lane
Cherry Hill, NJ  08003

                RE:  inTEST Corporation
                     Registration Statement on Form S-3
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Ladies and Gentlemen:

         We have acted as counsel to inTEST Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 2,000,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which 1,000,000 shares of authorized but heretofore unissued shares of Common Stock will be sold by the Company and 1,000,000 shares of Common Stock will be sold severally by the selling stockholders named in the Registration Statement (the "Selling Stockholders").

         We have assumed for the purposes of this opinion that an Underwriting Agreement substantially in the form of that filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement") has been duly executed and delivered by the Company, the Selling Stockholders, Adams, Harkness & Hill, Inc. and Janney Montgomery Scott, Inc. of the several underwriters named therein (the "Underwriters"). The Registration Statement also relates to 300,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option pursuant to the terms of the Underwriting Agreement.

         We have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute and stock books; and (d) such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.




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         Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.


         We are of the opinion that:

1. The shares of Common Stock to be issued by the Company to the Underwriters as described in the Registration Statement, when and to the extent purchased by the Underwriters in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

2. The shares of Common Stock to be sold by the Selling Stockholders to the Underwriters as described in the Registration Statement have been legally issued and are fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

         The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                          Very truly yours,



                                          /s/ Saul Ewing Remick & Saul LLP